Exhibit 99

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738 thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL CORPORATION PRESENTS

GLOBAL GROWTH STRATEGIES AND INNOVATIVE PRODUCT LINEUP IN NYC

BENTON HARBOR, MICHIGAN (May 25, 2004)— Whirlpool Corporation executives today will discuss the company’s growth strategies and present its global lineup of innovative products and brands at meetings with financial analysts and media representatives in New York.

At two sessions, to be attended separately by dozens of analysts and reporters, the company’s executive management team will highlight the success of Whirlpool’s global-expansion strategy that was initiated in the late 1980s by David R. Whitwam, the company’s chairman and chief executive officer. It was this strategy that has made Whirlpool the world’s largest manufacturer and marketer of home appliances today.

Whitwam announced earlier this month that he will be retiring on June 30. Whitwam will be succeeded by Jeff Fettig, Whirlpool’s current president and chief operating officer. Fettig has been named chairman, president and chief executive officer, effective July 1.

During the analysts presentation, Whirlpool executives will reiterate the company’s full-year earnings guidance of $6.20 to $6.35 per share, and discuss the company’s free cash flow forecast, which will increase this year to about $400 million, or $100 million above its previous forecast. Whirlpool defines free cash flow as cash from operations and after proceeds from the sale of fixed assets, dividends and capital expenditures.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

The news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2004 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

###